Exhibit 5.13

June 16, 2010

CONSENT OF DINO PILOTTO

United States Securities and Exchange Commission

Gentlemen:

In connection with Silver Wheaton Corp.’s registration statement on Form F-10, and any amendments thereto filed under the United States Securities Act of 1933, as amended (the “Registration Statement”), I, Dino Pilotto, P.Eng., Principal Mining Consultant (SRK Consulting (Canada) Inc.), hereby consent to the use of my name in the Registration Statement and to the inclusion and incorporation by reference in the Registration Statement of information derived from the technical report dated September 9, 2009, amended October 28, 2009, entitled “Amended NI 43-101, Technical Report, Pascua-Lama Project, Region III, Chile / San Juan Province, Argentina” addressed to Silver Wheaton Corp. and the reserve estimates of the Pascua-Lama Project.

Yours truly,

/s/ Dino Pilotto

Dino Pilotto, P.Eng.
Principal Mining Consultant
SRK Consulting (Canada) Inc.